BOVIE MEDICAL CORPORATION ANNOUNCES $3 MILLION PRIVATE PLACEMENT

Melville, New York, April 19, 2010 - Bovie Medical Corporation (the “Company”) (AMEX:BVX) today announced it entered into a definitive agreement on April 18, 2010, to sell securities to institutional investors in a private placement for aggregate gross proceeds of approximately $3 million. The closing of the offering is subject to the satisfaction of customary closing conditions.

Under the terms of the offering, Bovie will sell 571,429 shares of common stock in the aggregate at a price of $5.25 per share.  The purchasers will also receive warrants to purchase 285,714 shares of common stock in the aggregate which are exercisable immediately and have an exercise price of $6.00 per share and a term of 5 years.  The exercise price of the warrants may be adjusted in the event of subsequent events, including stock splits and dividends and the issuance of securities at a price that is less than the exercise price of warrants then in effect.  Net proceeds from the offering will be used for general working capital purposes. Bovie is required to file a resale registration statement within 30 days following the closing that covers the resale by the purchasers of the shares and the shares issuable upon exercise of the warrants.

Andrew Makrides, President of Bovie Medical, stated, “We believe the participation of institutional investors is evidence of the confidence the investment community has placed in our company, while strengthening our ability to develop and market our proprietary technologies for the medical industry.”

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Bovie Medical Corporation, headquartered in Melville, New York, develops, manufactures and markets medical products and devices with a strong emphasis in electrosurgical generators and electrosurgical disposables.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission.  For forward-looking statements in this new release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Rodman & RenshawBovie Medical Corp.	Bovie Medical Corp.
Buttonwood Advisory Group, Inc.
John Aneralla
800-940-9087